Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD Sep 03	YTD Sep 04	YTD Sep 03	YTD Sep 04
ASSETS
Cash	2,650	2,764	4.0	4.5
Time deposits and marketable securities	1,474	853	2.2	1.4
Accounts receivable	48,658	60,563	73.6	99.5
Accounts receivable from related companies	1,320	1,236	2.0	2.0
Inventories	57,436	67,660	86.9	111.1
Recoverable taxes	3,311	5,759	5.0	9.5
Prepaid expenses and other current assets	55,881	13,004	84.5	21.4
Total current assets	170,731	151,838	258.3	249.4

Property, plant and equipment (net)	185,468	159,660	280.6	262.2

Investments	10,015	9,051	15.2	14.9
Goodwill (net)	29,768	24,111	45.0	39.6
Long-term receivables	671	903	1.0	1.5
Other	10,946	10,462	16.6	17.2
Total other assets	51,400	44,528	77.8	73.1

Total assets	407,600	356,026	616.7	584.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	41,969	19,477	63.5	32.0
Current portion of long-term bank and other debt	5,678	6,324	8.6	10.4
Current portion of bonds payable	28,275	4,123	42.8	6.8
Current portion of long-term liabilities	516	943	0.8	1.5
Dividends payable	292	3	0.4	0.0
Accounts payable	11,270	12,108	17.0	19.9
Notes payable	8,018	8,985	12.1	14.8
Other payables	643	579	1.0	1.0
Notes and accounts payable to related companies	404	455	0.6	0.7
Accrued expenses	5,473	8,338	8.3	13.7
Withholdings payable	1,659	1,670	2.5	2.7
Income taxes	0	0	0.0	0.0
Deferred income	0	0	0.0	0.0
Other current liabilities	1,241	1,151	1.9	1.9
Total current liabilities	105,437	64,156	159.5	105.4

Long-term bank and other debt	75,161	83,378	113.7	136.9
Bonds payable	32,829	29,336	49.7	48.2
Accrued expenses	4,567	3,922	6.9	6.4
Total long-term liabilities	112,556	116,636	170.3	191.6

Minority interest	12,616	10,704	19.1	17.6

Common stock ( 4,120,088,408 shares authorized
and outstanding, without nominal (par value)	191,422	194,055	289.6	318.7
Share premium	34,036	37,141	51.5	61.0
Reserves	36,928	22,542	55.9	37.0
Retained earnings	(85,395)	(89,209)	(129.2)	(146.5)
Total shareholders' equity	176,991	164,529	267.8	270.2

Total liabilities and shareholders' equity	407,600	356,026	616.7	584.7

1 Exchange rate on September-04 2004 US$1.00 = 608,9